EXHIBIT 23

INDEPENDENT AUDITOR’S CONSENT

To the Stockholders and Board of Directors

Vie Financial Group, Inc.

We hereby consent to incorporation by reference in the Registration Statements (Nos. 333-106749, 333-95717 and 333-95735) on Forms S-8 of and the Registration Statement (No. 333-100194) on Form S-3 of our report dated June 3, 2004, on the consolidated balance sheets of Vie Financial Group, Inc. and Subsidiaries as of March 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ deficiency and comprehensive loss, and cash flows for each of the three years in the period ended March 31, 2004, which appears in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2004.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP New York, New York

July 14, 2004